UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2023

Vir Biotechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39083	81-2730369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Illinois Street, Suite 500 San Francisco, California	94158
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 906-4324

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VIR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2023, the Board of Directors (the “Board”) of Vir Biotechnology, Inc. (the “Company”) appointed Sung Lee as Executive Vice President and Chief Financial Officer of the Company, effective as of March 27, 2023 (the “Effective Date”). Howard Horn will step down as Chief Financial Officer of the Company effective upon Mr. Lee’s appointment on the Effective Date, and will remain with Vir as Executive Vice President until April 28, 2023, to assist with the transition.

Mr. Lee, 52, has served as the Chief Financial Officer and Management Board member of MorphoSys AG, a biopharmaceutical company, since February 2021. Previously, from October 2019 through February 2021, he served as the Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc., a biotechnology company. Prior to that, Mr. Lee served in various roles at Gilead Sciences, Inc., a biopharmaceutical company, from 2005 through October 2019, most recently as Senior Vice President, Financial Planning & Analysis and Investor Relations from March 2019 to October 2019. Previously, Mr. Lee served as Vice President of Financial Planning & Analysis and Investor Relations from September 2018 to February 2019, Vice President of Investor Relations from June 2016 to August 2018 and Senior Director, Investor Relations from 2013 to May 2016. From 2010 to 2013, Mr. Lee was the Head of Europe Financial Planning & Analysis and prior to that served as the Head of Research & Development Financial Planning & Analysis from 2006 through 2010. Mr. Lee received a B.A. from the University of California, Irvine and an M.B.T. from the University of Southern California.

Mr. Lee’s annualized base salary will be $525,000 and he is eligible to participate in the Company’s annual bonus plan with a target bonus of 45% of his annualized base salary. Mr. Lee will receive a one-time cash sign-on bonus of $500,000, which will be paid on the one-year anniversary of the Effective Date, subject to Mr. Lee’s continued employment with the Company on the one-year anniversary of the Effective Date. Mr. Lee will also be entitled to the payment of relocation expenses of up to approximately $460,000 in connection with his relocation from Germany to the San Francisco area (the “Relocation Expenses”). If Mr. Lee’s employment with the Company is terminated by the Company for Cause (as defined in the Severance Plan (as defined below)) or he resigns without Good Reason (as defined in the Severance Plan) prior to the one-year anniversary of the Effective Date, Mr. Lee will reimburse the Company for 100% of the Relocation Expenses paid, within thirty (30) days of separation.

In addition, on the Effective Date, and subject to approval of the Compensation Committee of the Board, the Company will grant Mr. Lee two equity awards under the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”). The equity awards will be comprised of: (1) an option to purchase 133,000 shares of the Company’s common stock (the “Option”) and (2) an award of restricted stock units (“RSUs”) with respect to 66,500 shares of the Company’s common stock. The Option will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the Option and will vest over four years, with 25% of the total number of shares subject to the Option vesting on the first anniversary of the Effective Date and the remainder vesting in 36 equal monthly installments thereafter, subject to Mr. Lee’s continued employment through each such date. The RSUs will vest over four years, with one-quarter of the total number of RSUs vesting on each of the first four anniversaries of the Effective Date, subject to Mr. Lee’s continued employment through each such date.

As a condition to his employment, Mr. Lee also signed a customary confidential information and invention assignment agreement with the Company.

Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan

Under the existing Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan (the “Severance Plan”), Mr. Lee will be entitled to receive:

•

In the event of a covered termination, which is either a termination by the Company without cause (as defined in the Severance Plan) (and other than as a result of death or disability) or Mr. Lee’s resignation for good reason (as defined in the Severance Plan), that occurs during the 12-month period following a change in control (as defined in the Severance Plan) (the “change in control period”), Mr. Lee will be entitled to a lump sum cash payment equal to 12 months of base salary plus his annual target cash bonus, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.

•

In the event of a covered termination that occurs outside of the change in control period, Mr. Lee will be entitled to a lump sum cash payment equal to nine months of base salary plus a pro-rated annual target cash bonus and up to nine months of payment for continued group health plan benefits

There are no arrangements or understandings between Mr. Lee and any other person pursuant to which he was selected as Executive Vice President and Chief Financial Officer of the Company, and there is no family relationship between Mr. Lee and any of the Company’s directors or executive officers. Mr. Lee has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIR BIOTECHNOLOGY, INC.

Date: February 16, 2023	By:	/s/ George Scangos
George Scangos, Ph.D. President and Chief Executive Officer